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ANADYS PHARMACEUTICALS REPORTS FIRST QUARTER
2010 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, April 27, 2010 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its financial results and program highlights for the first quarter ended March 31, 2010.

“ANA598 has demonstrated a very attractive Phase II profile to date in combination with interferon and ribavirin,” said Steve Worland, Ph.D., President and CEO of Anadys. “The antiviral activity combined with a favorable safety profile position ANA598 as an attractive agent to advance into Phase IIb development. The opportunity to combine ANA598 with other direct antivirals is especially compelling given the durable antiviral response to date and the synergistic suppression of resistance seen when ANA598 was combined in vitro with a diverse range of antivirals.”

Financial Results

As of March 31, 2010, the Company’s cash, cash equivalents and securities available-for-sale totaled $14.9 million compared to $20.5 million as of December 31, 2009. The decrease in cash, cash equivalents and securities available-for-sale is the result of our cash utilization to fund operations during the first three months of 2010.

Total operating expenses were $5.4 million for the first quarter of 2010, compared to $8.9 million for the first quarter of 2009. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.5 million and $0.7 million for the first quarter of 2010 and 2009, respectively.

Research and development expenses were $3.7 million for the first quarter of 2010, compared to $6.9 million for the first quarter of 2009.  The $3.2 million decrease was primarily attributable to a $1.0 million decrease in ANA598 development costs, a $1.4 million decrease in ANA773 development costs and, to a lesser extent, cost savings associated with our strategic restructuring completed in 2009.

General and administrative expenses were $1.6 million for the first quarter of 2010, compared to $2.1 million for the first quarter of 2009. The $0.5 million decrease primarily resulted from cost savings associated with our strategic restructuring and the relocation of our corporate headquarters to a smaller facility during 2009.

The net loss was $6.2 million for the first quarter of 2010, compared to a net loss of $8.8 million for the first quarter of 2009.  Included in the net loss for the first quarter of 2010 is a $0.9 million non-cash loss resulting from an increase in the liability associated with our common stock warrants from December 31, 2009 to March 31, 2010. The warrants were issued in connection with our “registered direct” offering in early June 2009. Basic and diluted net loss per common share was $0.17 in the first quarter of 2010, compared to $0.30 in the first quarter of 2009. Non-cash share-based expense resulted in a $0.01 and $0.02 increase in basic and diluted net loss per share for the first quarter of 2010 and 2009, respectively.

Recent ANA598 Highlights

ANA598-non-nucleoside polymerase inhibitor in Phase II development for the treatment of chronic hepatitis C (HCV)

•	ANA598 Clinical Data Presented at EASL 2010. Earlier this month, Anadys reported data from its ongoing Phase II combination study demonstrating that 72% of hepatitis C patients treated with 400 mg ANA598 twice daily (bid) in combination with pegylated interferon and ribavirin (SOC) achieved undetectable levels of virus (<15 IU/mL) at week eight of treatment, compared to 38% of patients receiving placebo plus SOC. The preliminary analysis of results through eight weeks showed that ANA598 400 mg bid plus SOC was well tolerated, with an adverse event profile comparable to SOC alone. No patient experienced viral breakthrough on ANA598. These data, and data for the group that received ANA598 200 mg bid plus SOC through twelve weeks, were presented in a late-breaker poster presentation at the 45th Annual Association of the Study of Liver Diseases (“EASL”). Dosing through 12 weeks is now complete in the 400 mg bid and control groups and Anadys expects to release antiviral response and safety results through week 12 for these groups in the latter half of May.

•	In Vitro ANA598 Combination Data presented at EASL and ICAR. Anadys also presented preclinical data at EASL and at the 23rd International Conference on Antiviral Research (ICAR) showing enhanced antiviral activity and suppression of resistance when ANA598 is combined in vitro with other anti-HCV agents that act through diverse mechanisms, including protease inhibition, polymerase inhibition (both nucleoside and non-nucleoside inhibitors) and inhibition of host functions.

The EASL and ICAR posters can be accessed on the Company’s website at www.anadyspharma.com.

•	Reported Positive cEVR Data. In February 2010, Anadys announced that 73% of HCV patients who received ANA598 200 mg bid plus SOC in its ongoing Phase II combination study achieved a complete Early Virological Response, or cEVR, as undetectable levels of virus is referred to at 12 weeks. No patient experienced viral breakthrough on ANA598. ANA598 was well tolerated through twelve weeks, with an adverse event profile comparable to SOC alone.

About the ANA598 Phase II Combination Study

In the ongoing Phase II study, a total of approximately 90 treatment-naïve genotype 1 HCV patients have received ANA598 or placebo in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin, USP) for 12 weeks at dose levels of 200 mg bid or 400 mg bid, each with a loading dose of 800 mg bid on day one. After week 12, patients are to continue receiving SOC. Patients who achieve undetectable levels of virus at weeks 4 and 12 will be randomized to stop all treatment at week 24 or 48. The primary endpoint of the study is the proportion of patients who achieve undetectable levels of virus at week 12 (defined as complete Early Virological Response, or cEVR). Additional endpoints include safety and tolerability as well as the proportion of patients with undetectable levels of virus at week 4 (defined as Rapid Virological Response, or RVR). Patients will be followed for 24 weeks after stopping therapy to determine the rate of Sustained Virological Response, or SVR. Approximately 90 patients have been enrolled in this study – with approximately 30 patients receiving ANA598 plus SOC at each dose level and 30 patients receiving placebo plus SOC. The study is being managed by the Duke Clinical Research Institute (DCRI) under the leadership of John McHutchison, M.D. and is being conducted at a number of clinical sites in the United States.

Conference Call Webcast and Slides

Anadys will host a conference call at 5:00 pm Eastern Daylight Time today to discuss its first quarter 2010 financial results and highlights and to review the previously released 8-week results at 400 mg bid in the ongoing ANA598 Phase II combination study. A live webcast of the call, including accompanying slides, will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 91350069. The webcast and telephone replay will be available through May 11, 2010.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. The Company is developing ANA598, a non-nucleoside polymerase inhibitor for the treatment of hepatitis C. The Company has also investigated the potential of ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7, or TLR7, pathway in hepatitis C.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to (i) the belief that ANA598 is an attractive agent to advance into Phase IIb development based on the antiviral activity and safety profile seen to date; (ii) the belief that the opportunity to combine ANA598 with other direct antivirals is especially compelling based on the durable antiviral response to date and the synergistic suppression of resistance seen when ANA598 was combined in vitro with a diverse range of antivirals; (iii) assessments of the safety and tolerability profile of ANA598 based on the 200 mg bid 12 week results and the 400 mg bid eight week results; and (iv) the ability for patients to achieve a SVR in the ANA598 Phase II study. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 will not have unforeseen safety issues or will continue to have favorable results as the Phase II trial progresses. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended March 31, 2010. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2010	2009
Operating expenses
Research and development	3,721	6,876
General and administrative	1,642	2,055

Total operating expenses (1)	5,363	8,931
Interest income and other, net	53	172
Loss from valuation of common stock warrant liability	(893)	—

Total other income, net	(840)	172
Net loss (1)	$(6,203)	$(8,759)

Net loss per share, basic and diluted (1)	$(0.17)	$(0.30)

Share used in calculating net loss per share,
basic and diluted	37,342	28,838

(1) Includes non-cash share-based expenses of $538 and $684 or approximately $0.01 and $0.02 effect on basic and diluted net loss per common share for the three months ended March 31, 2010 and 2009, respectively. Research and development expense and general and administrative expense includes $250 and $288, respectively, of non-cash share-based expenses for the three months ended March 31, 2010. Research and development expense and general and administrative expense includes $328 and $356, respectively, of non-cash share-based expenses for the three months ended March 31, 2009.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$14,862	$20,490
available-for-sale
Other current assets	655	559
Noncurrent assets	558	686

Total assets	$16,075	$21,735

Liabilities and Stockholders’ Equity
Current liabilities	$2,515	$3,383
Common stock warrant liability	4,790	3,897
Other long-term liabilities	23	26
Stockholders’ equity	8,747	14,429

Total liabilities and stockholders’ equity	$16,075	$21,735

Pegasys® and Copegus® are registered trademarks of Hoffman-La Roche Inc.

Investor Contact:
Amy Conrad
Anadys Pharmaceuticals, Inc.
(858) 530-3607
aconrad@anadyspharma.com

Media Contact:
Ian Stone or David Schull
Russo Partners, LLC
(619) 528-2220
ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com